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                                                                  EXHIBIT (D)(3)


                            eMERGE INTERACTIVE, INC.
         1999 EQUITY COMPENSATION PLAN - STOCK OPTION GRANT CERTIFICATE


eMerge Interactive, Inc., a Delaware corporation (the "Company"), hereby grants to the grantee named below ("Grantee") an option (this "Option") to purchase the total number of shares shown below of Class A Common Stock of the Company (the "Shares") at the exercise price per share set forth below, subject to all of the terms and conditions on the reverse side of this Stock Option Grant Certificate and the 1999 Equity Compensation Plan, as amended and restated (the "Plan"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The terms and conditions set forth on the reverse side hereof and the terms and conditions of the Plan and incorporated herein by reference. This Stock Option Grant Certificate shall constitute the "Agreement" for this Option as such term is used in the Plan.


Grant Date:                  ,  2001
                   ----------


Type of Option:    Incentive Stock Option


Shares Subject to Option:  (Number)


Exercise Price Per Share:  $
                            ----------


Term of Option:  10 Years


Shares subject to Issuance under this Option do not vest until the first anniversary of the grant date, and then shall be eligible for exercise according to the following vesting schedule:


__________, 2001 to __________, 2002         25%
__________, 2002 to __________, 2003         50%
__________, 2003 to __________, 2004         75%
On or after __________, 2004                100%


In witness whereof, this Stock Option Grant Certificate has been executed by the Company by a duly authorized officer as of the date specified hereon.


eMerge Interactive, Inc.


By
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Grantee hereby acknowledges receipt of a copy of the Plan, represents that
Grantee has read and understands the terms and provisions of the Plan, and accepts this Option subject to all the terms and provisions of the Plan, and accepts this Option subject to all the terms and conditions of the Plan and this Stock Option Grant Certificate. Grantee acknowledges that the grant and exercise of this Option and the sale of Shares obtained through the exercise of this Option, may have tax implications that could result in adverse tax consequences to the Grantee and that Grantee is not relying on the Company for any tax, financial or legal advice and will consult a tax adviser prior to such exercise or disposition.



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(Grantee)

This Option is designated an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). If the aggregate fair market value of the stock on the date of the grant with respect to which incentive stock options are exercisable for the first time by the Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a nonqualified stock option that does not meet the requirements of Section 422. If and to the extent that the Option fails to qualify as an incentive stock option under the Code, the Option shall remain outstanding according to its terms as a nonqualified stock option.

By accepting an incentive stock option under the Plan, Grantee agrees to notify the Company in writing immediately after he or she makes a disqualifying disposition (as described in the Code and regulations thereunder) of any stock acquired pursuant to the exercise of incentive stock options granted under the Plan. A disqualifying disposition is generally any disposition occurring within two years of the date the incentive stock option was granted or within one year of the date the incentive stock option was exercised, whichever period ends later.

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1.       Option Expiration. The Option shall automatically terminate upon the happening of the first of the following events:

         (a) The expiration of the 90-day period after the Grantee ceases to be employed by the Company (as defined in the Plan), if the termination is for any reason other than disability (as defined in the Plan), death or cause (as defined in the Plan);

         (b) The expiration of the one-year period after the Grantee ceases to be employed by the Company on account of the Grantee's disability;

         (c) The expiration of the one-year period after the Grantee ceases to be employed by the Company, if the Grantee dies while employed by the Company or within 90 days after the Grantee ceases to be so employed or provide such services on account of a termination described in subparagraph (a) above; or

         (d) The date on which the Grantee ceases to be employed by the Company for cause.

         Notwithstanding the foregoing, in no event may the Option be exercised after the expiration of the Term of Option specified on the reverse side. Any portion of the Option that is not vested at the time the Grantee ceases to be employed by the Company shall immediately terminate.

         In the event a Grantee ceases to be employed by the Company for cause, the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates upon refund by the Company of the exercise price paid by the Grantee for such shares.

2.       Exercise Procedures.

         (a) Subject to the provisions of this Stock Option Grant Certificate and the Plan, the Grantee may exercise part or all of the vested Option by giving the Company written notice of intent to exercise in the manner provided in Paragraph 11 below, specifying the number of Shares as to which the Option is to be exercised. On the delivery date, the Grantee shall pay the exercise price (i) in cash, (ii) by delivering Shares of the Company (duly endorsed for transfer or accompanied by stock powers signed in blank) which shall be valued at their fair market value on the date of delivery, or (iii) by such other method as the Committee may approve, including, after the Company becomes a Reporting Company, payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. The Board may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

         (b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules and regulations and such approvals by governmental agencies as may be deemed appropriate by the Board, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee's death) represent that the Grantee is purchasing Shares for the Grantee's own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Board deems appropriate. All obligations of the Company under this Stock Option Grant Certificate shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Committee approval, the Grantee may elect to satisfy any income tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the maximum marginal tax rate for federal (including FICA), state and local tax liabilities.

3. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Option, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.

4. Restrictions on Exercise. Only the Grantee may exercise the option during the Grantee's lifetime. After the Grantee's death, the option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Stock Option Grant Certificate.

5. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) capital or other changes of the Company, and (iv) other requirements of applicable law. Shares issued upon exercise of the Option shall, prior to a public offering of the Company's common stock, be subject to (i) the Company's right of first refusal, as set forth in the Plan, to purchase the Shares if the Grantee receives an offer from a third party, and (ii) the Company's right otherwise to purchase the Shares upon terms set forth in the Plan. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

6. No Employment Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ of the Company to terminate the Grantee's employment or service at any time. The right of the Company to terminate at will the Grantee's employment or service at any time for any reason is specifically reserved. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any formal employee manual or handbook) shall be construed to modify this Grant Letter or to create express or implied obligations to the Grantee of any nature.

7. No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee's rights in the event of the Grantee's death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option until certificates for Shares have been issued upon the exercise of the Option.

8. No Disclosure. The Grantee acknowledges that the Company has no duty to disclose to the Grantee any material information regarding the business of the Company or affecting the value of the Shares before or at the time of a termination of the Grantee's employment, including without limitation any plans regarding a public offering or merger involving the Company.

9. Assignment and Transfers. The rights and interests of the Grantee under this Stock Option Grant Certificate may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws or descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Stock Option Grant Certificate, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company's parents, subsidiaries, and affiliates. This Stock Option Grant Certificate may be assigned by the Company. without the Grantee's consent.

10. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and determined in accordance with the laws of the State of Delaware.

11. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Financial Officer at the Company's headquarters and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.